NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securityissued by Claymore
Exchange-Traded Fund Trust 2 (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Claymore/Delta Global Shipping Index ETF (suspended: 4/28/2010) symbol: SEA

Claymore/Zacks Country Rotation ETF (suspended: 9/13/2010) symbol: CRO

Claymore/Beacon Global Exchanges, Brokers & Asset Managers Index ETF (suspended: 9/13/2010) symbol: EXB

Claymore/Robb Report Global Luxury Index ETF (suspended: 9/13/2010) symbol: ROB

Guggenheim EW Euro-Pacific LDRs ETF (suspended: 3/26/2012) symbol: EEN

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.